Schedule 13 G


Item 1    (a)  EQK Realty Investors
     (b)  5775 Peachtree Dunwoody Rd., Suite 200D
          Atlanta, GA  30342


Item 2    (a)  Corbyn Investment Management, Inc., et al.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Shares of Beneficial Interest
     (e)  268820107


Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4 (a)     773,000 shares
     (b)  8.3%
     (c)  (i) Sole power to vote or direct the vote of all 773,000 shares
     (iii) Sole power to dispose of or direct the disposition of all 773,000 shares


Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    (a)  The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment
Company registered under Section 8 of the    Investment Company Act (IV).

Item 9    N/A





                   Schedule 13 G




Item 1    (a)  EQK Realty Investors
     (b)       5775 Peachtree Dunwoody Rd. Suite 200D
          Atlanta, GA  30342


Item 2    (a)  Corbyn Investment Management, Inc.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Shares of Beneficial Interest
     (e)  268820107

Item 3 (e) The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item 4    (a)  189,200 shares
     (b)  2.0%
     (c)  (i) Sole power to vote or direct the vote of all 189,200 shares
          (iii) Sole power to dispose of or direct the disposition of all 189,200 shares


Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A








                   Schedule 13 G




Item 1    (a)  EQK Realty Investors
     (b)  5775 Peachtree Dunwoody Rd., Suite 200D
          Atlanta, GA  30342

Item 2    (a)  Greenspring Fund, Inc.
     (b)  Suite 110
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Shares of Beneficial Interest
     (e)  268820107


Item 3 (d) The filer is an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  583,800 shares
     (b)  6.3%
     (c)  (i) Sole power to vote or direct the vote of all 583,800 shares
          (iii) Sole power to dispose of or direct the disposition of all 583,800 shares


Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A








Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





January 8, 1998


Signature
Charles vK. Carlson, President
Name/Title
























CUSIP No.  268820107     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              773,000
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      773,000
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     773,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     8.3%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV






CUSIP No.  268820107     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              189,200
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      189,200
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     189,200

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     2.0%

12.  Type Of Reporting Person
      IA






CUSIP No.  268820107     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              583,800
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      583,800
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     583,800

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     6.3%

12.  Type Of Reporting Person
     IV